6340 Sequence Drive San Diego, CA 92121 1-888-738-3646 www.dexcom.com

February 27, 2026

Mr. Kevin Sayer
c/o DexCom Inc.
5375 Mira Sorrento Place, 7th Floor
San Diego, CA 92121

Re:    Executive Chairman Transition

Dear Kevin:

On behalf of DexCom Inc. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company as Executive Chairman of the Board (“Executive Chairman”).

This letter agreement (this “Letter Agreement”) sets forth the terms of your employment as Executive Chairman, effective as of March 2, 2026 (the “Effective Date”).

1.Position and Duties. On the Effective Date, you will assume the position of Executive Chairman, reporting to the Board. In the position of Executive Chairman, you will be responsible for the following duties: (a) assist the Company’s Chief Executive Officer (“CEO”) with CEO transition and support the CEO as requested; (b) lead Board of Director meetings; (c) assist and support the CEO with long term strategic planning; and (d) such other duties and responsibilities as may be reasonably and lawfully requested by the Board from time to time.

2.Employment Period; Termination. The Company acknowledges the continuation of your employment with your employment as Executive Chairman under this Letter Agreement commencing on the Effective Date continuing until terminated in accordance with Section 9 (such period, the “Employment Period”) or in the event you are not reelected to the Board. In connection with your assumption of the position of Executive Chairman, you expressly acknowledge and agree that, as of the Effective Date, you shall no longer participate in or be eligible for any benefits under the Company’s Amended and Restated Severance and Change in Control Plan, as may be amended from time to time (the “Severance Plan”), and that your transition to the position of Executive Chairman shall not give rise to any payments, benefits or other rights under the Severance Plan or otherwise entitle you to severance. During the Employment Period, you will serve as an employee of the Company and, for so long as you are elected as such by the Board, you will also serve as Executive Chairman of the Board.

3.Base Salary. During the Employment Period, your base salary will be $610,000 on an annualized basis, subject to applicable taxes and withholdings. The Company will pay your base salary in accordance with its normal payroll practices and procedures as in effect from time to time. For the avoidance of doubt, you shall not be entitled to any additional remuneration with respect to your Board service in your role as Executive Chairman.

4.Annual Bonus. During the Employment Period, you will not be eligible to receive payment of any bonus amount, including with respect to the 2026 performance year.

5.Equity Awards. Subject to approval by the Compensation Committee, you will be granted Restricted Stock Units (“RSUs”) representing a number of shares of the Company’s common stock with a value of $2,350,000 (“RSU Award”). The number of shares subject to this RSU Award will be determined by dividing this value by the average closing price of the Company’s common stock for the 30-trading day period ending five trading days prior to the grant date, rounded up to the nearest whole share. The anticipated grant date for this RSU Award will be March 8, 2026. The shares underlying the RSU Award shall vest as follows: on the first anniversary of the grant date, subject to the terms and conditions of the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”) and applicable award agreement, and further subject to your continuous Service (as defined in the Plan) on such anniversary date.

Equity awards granted to you by the Company pursuant to the Plan that are outstanding as of the Effective Date, including but not limited to restricted stock units and performance-based restricted stock units, will continue to vest during the Employment Period pursuant to the terms of the written award agreements governing their grant until your last day of Service (as defined and in accordance with the terms of the Plan) and shall otherwise remain subject to the terms and conditions of the Plan and the written award agreements governing such awards.

6340 Sequence Drive San Diego, CA 92121 1-888-738-3646 www.dexcom.com

6.Employee Benefits; Expense Reimbursement. During the Employment Period, you will be entitled to participate in the Company’s employee benefit plans generally made available to Company executives, subject to applicable eligibility requirements, and to receive expense reimbursement on the same basis that applies to you as of the date hereof. The Company reserves the right to amend, modify, or terminate any of its employee benefit plans at any time without notice.

7.Resignation from Other Positions. At the conclusion of the Employment Period, you will be deemed to have resigned, without any further action by you, from the Executive Chairman role and any and all employment positions that you, immediately prior to such termination, (i) held with the Company or any of its affiliates or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates; provided, however, for the avoidance of doubt, you may continue as a member of the Board subject to your continued eligibility to serve in such position (including reelection, if applicable). If for any reason the foregoing is deemed to be insufficient to effectuate such resignations, then you will, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

8.Continuing Obligations. You will be expected to continue to abide by the Company’s rules and regulations, including the Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) attached hereto as Exhibit A, which you shall be required to execute as a condition of becoming Executive Chairman, and which prohibits unauthorized use or disclosure of Dexcom’s proprietary information among other prohibitions and obligations.

9.At-Will Employment. You understand that your employment relationship with the Company can be terminated (i) by the Company at any time (i.e., is “at-will”), other than as required by applicable local law, and (ii) by you upon 30 days’ prior written notice to the Company, and that nothing in this Agreement changes the nature of that relationship.

10.Recoupment. As applicable, compensation provided for under this Agreement shall be subject to clawback, recoupment or forfeiture (i) to the extent that you are determined to have engaged in fraud or intentional illegal conduct materially contributing to a financial restatement, as determined by the Board in its sole discretion, (ii) as provided under any clawback, recoupment or forfeiture policy adopted by the Board or (iii) required by law.

11.Entire Agreement. This Letter Agreement, together with the Confidentiality Agreement, the Plan and the award agreements governing your outstanding Company equity awards, contains the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes any and all prior understandings or agreements, whether written or oral, with respect to such subject matter.

We thank you for your continuing service to Dexcom.

Very truly yours,
Dexcom Inc.

By: /s/ Mark Foletta
Mark Foletta
Interim Chairman of the Board of Directors

Acknowledged and agreed:

/s/ Kevin Sayer
Kevin Sayer

6340 Sequence Drive San Diego, CA 92121 1-888-738-3646 www.dexcom.com

EXHIBIT A

Employee Proprietary Information and Inventions Agreement